Exhibit 97

GREAT LAKES DREDGE & DOCK CORPORATION

STATEMENT OF POLICY REGARDING
INCENTIVE COMPENSATION RECOUPMENT

Overview. This Policy Statement has been adopted by the Board of Directors of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”). The Company has adopted this incentive compensation recoupment policy (the “Policy”) in order to ensure that Incentive Compensation (as defined below) is paid based on accurate financial data. Under the circumstances described below, the Company may seek to recover Incentive Compensation that would have not been paid if the correct performance data had been used to determine the amount payable. The Compensation Committee of the Board of Directors of Great Lakes Dredge & Dock Corporation (the “Committee”) shall have full authority to interpret and enforce the Policy and may recommend that the Board of Directors take action with respect to the Policy. The Policy shall apply to all Incentive Compensation awarded to Covered Employees regardless of individual fault, and is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. The Board or Committee may amend this Policy at any time in its discretion. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and Nasdaq Stock Market (“Nasdaq”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Covered Employees. The Policy applies to the following (each a “Covered Employee”): (i) the current and former “executive officers” of Great Lakes Dredge & Dock Corporation, as determined from time to time pursuant to Rule 10D-1 under the Securities Exchange Act of 1934, as amended (each such individual, an “Executive”), and (ii) any other employee of the Company or any “affiliate,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (an “Affiliate”), designated by the Board or the Committee from time to time by notice to the employee.

Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means, with respect to each Covered Employee: (i) in the case of a Financial Restatement (as defined below) all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including stock price and total shareholder return (“TSR”), including but not limited to performance-based cash, stock, options or other equity-based awards paid or granted to the Covered Employee, and (ii) in cases of fraud or misconduct, the gain realized by any Covered Employee engaged in such conduct on the exercise of stock options or stock appreciation rights, the vesting of other incentive awards or the sale of Company stock acquired through any incentive award.

Triggering Events; Calculation of Overpayment. If the Committee determines that Incentive Compensation was overpaid, in whole or in part, as a result of (i) an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), or (ii) any conduct justifying termination for cause under the Company’s Code of Business Conduct and Ethics or the applicable Covered Employee’s employment agreement, or constituting a violation of a restrictive covenant in an employment or severance agreement, or other act involving dishonesty, fraud, illegality or moral turpitude (whether or not requiring a Financial Restatement), the Committee will review the Incentive Compensation received by the applicable Covered Employees.

In the event of (i) a Financial Restatement, the Committee will seek to recover from or cancel with respect to each Executive, and may seek to recover from or cancel with respect to each other Covered Employee, in each case as promptly as reasonably possible, the excess of (a) the Incentive Compensation received by the Executive during the Recovery Period (as defined below) based on the erroneous data and calculated without regard to any taxes paid or withheld, over (b) the Incentive Compensation that would have been received by the Executive had it been calculated based on the restated financial information, as determined by the Committee; and (ii) other misconduct, to the extent practicable and in the best interests of stockholders, and as permitted by applicable law, provided that such misconduct was harmful to the Company or an Affiliate, the Committee may seek to recover or cancel the Incentive Compensation paid, awarded or accrued after the applicable misconduct or any severance paid after termination of employment (in each such case, the “Overpayment”).

For Incentive Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive Compensation was received and the Company shall document the determination of that estimate and provide it to Nasdaq.

Forms of Recovery. The Company may use any legal or equitable remedies that are available to the Company to recoup any Overpayment, including but not limited to by collecting from the Covered Employee cash payments or shares of Company common stock from, or by forfeiting any amounts that the Company owes to, the Covered Employee.

Time Period for Overpayment Review. In the event of a Financial Restatement, and for purposes of determining any related Overpayment, “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the second sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 5608(b)(i)(D) of the Nasdaq Listing Rules). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement. In the event that the Committee determines that any Covered Employee engaged in fraud or misconduct, the Committee shall be entitled to determine the Overpayment with respect to such Covered Employee for a period of six years after the act of fraud or misconduct is discovered.

Incentive Compensation is considered to have been received by a Covered Employee in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

No Additional Payments. In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Exceptions. The compensation to be recouped under this Policy in the event of a Financial Restatement shall not include Incentive Compensation received by a Covered Employee (i) prior to beginning service as an Executive, or (ii) if he or she did not serve as an Executive at any time during the performance period applicable to the Incentive Compensation in question. The Committee or a majority of independent directors serving on the Board may determine not to seek recovery from a Covered Employee in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive Compensation and providing corresponding documentation of such attempt to Nasdaq), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to Nasdaq or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Applicability. This Policy applies to all Incentive Compensation received on or after October 2, 2023, whether paid or granted prior to the adoption of the Policy, except to the extent prohibited by applicable law or any other legal obligation of the Company or Affiliate, as the case may be. Compensation received prior to October 2, 2023 shall remain subject to the Policy then in effect. Application of the Policy does not preclude the Company from taking any other action (including termination of employment or institution of civil or criminal proceedings) to enforce a Covered Employee’s obligations to the Company, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to a Covered Employee. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Overpayment under this Policy and any other such rights or remedies.

Committee Determination Final. Any determination by the Committee (or by any officer of the Company or an Affiliate to whom enforcement authority has been delegated) or the Board of Directors with respect to this Policy shall be final, conclusive and binding on all interested parties, including all Covered Employees and their beneficiaries, executors, administrators and other legal representatives.

Disclosure. This Policy shall be filed as an exhibit with the Company’s annual report on Form 10-K to the extent required by and in accordance with SEC rules and shall be disclosed in Great Lakes Dredge & Dock Corporation’s applicable filings with the Securities Exchange Commission discussing executive compensation subject hereto.

No Indemnification. The Company shall not indemnify any Covered Employee or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Covered Employee under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Acknowledgment. The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Employee, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.